EXHIBIT 14

CODE OF ETHICS

INTRODUCTION

GENERAL POLICIES AND GUIDELINES ON LEGAL AND ETHICAL STANDARDS

The maintenance of extremely high standards of honesty and integrity, impartiality and conduct is essential to assure the proper performance of Northwest Bancorporation, Inc. and its subsidiaries’ (the “Company”) business and the maintenance of the public’s trust. The preservation of that trust and the Company’s reputation requires close observance of these standards on the part of the Company’s directors, officers, employees and agents.

The Company requires that all of it’s directors, officers, employees and agents avoid possible misconduct and conflicts of interest through informed judgment and careful regard for the standards of conduct and responsibilities set forth in the policy statement that follows. In all situations, including those where there are no applicable legal principles or the law in unclear or in conflict, all such Company representatives are expected to conduct themselves in a manner that can be supported by management and to exercise good judgment in the discharge of their responsibilities.

Compliance with the Code of Ethics will be the responsibility of every representative of the Company. Northwest Bancorporation and its subsidiaries will cooperate with any investigation or audit concerning violations of this Code of Ethics or any of the Company’s policies, regulations or compliance issues. All directors, officers, employees and agents are required to direct any questions or information, without fear of reprisal, of suspected illegal or unethical activities, misuse of the Company’s property or facilities, or gross misconduct by other employees of the Company to any senior management officer or Board member. The Company’s senior management officers and Board members have the responsibility to investigate and correct abuses of improper or unethical activities of Company employees. Violations of the Code of Ethics may result in the immediate termination of employment or directorship.

CONFIDENTIAL INFORMATION

The use of confidential information obtained through or as a consequence of employment/directorship with Northwest Bancorporation or its subsidiaries must be limited to the proper conduct of the Company’s business. Neither the Company nor any of its representatives may use or permit others to use such confidential information for the purpose of furthering a private interest or as a means of making a profit. The welfare of the Company depends upon the conduct, honesty and fair play of the employees/directors and the trust and confidence of the public. Our customers rightly expect honesty, security, fairness and confidentiality in their accounts and business. Each director, officer, employee and agent must:

•	not disclose unauthorized information relative to the accounts or business of this Company or its relations with others, and discuss no matters of a confidential nature relating to the Company’s affairs unless such discussion is in the necessary course of Company business and in accordance with Company policy; and,

•	inform management or the Board, without delay, of any fraud, false entry, substantial error, embezzlement, or employee misconduct which is discovered or known to have taken place in any records, property, or funds of the Company; and report any transaction or matter that seems irregular or damaging to the Company.

The privacy of the Company’s employees, past and present, must be preserved. All inquiries, received by telephone, in writing or by electronic mail regarding present or past employees are to be referred to the Human Resources Manager. No information regarding employment for current or former employees is to be given to anyone for any reason except by the Human Resources Manager or the Cashier. Employment will be verified for authorized agents stating only the dates of employment with the Company and what position(s) the employee held during employment. Additional information will only be released when the Human Resources Manager receives a formal request in writing signed by the employee.

A violation of this pledge of responsibility and confidentiality is a violation of the Company’s trust and may result in termination of employment/directorship.

CONFLICT OF INTEREST

CORPORATE POLICY

It is the policy of Northwest Bancorporation and its subsidiaries that all directors, officers, employees and agents must avoid potential conflicts of interest. A potential conflict may exist whenever a representative of the Company has an outside interest (direct or indirect) which conflicts with the individual duty to the Company or adversely affects the individual judgment in the discharge of his or her responsibilities at the Company. Potential conflicts of interest include, but are not limited to, those in which a Company representative has been inadvertently placed because of business or personal relationships with customers, suppliers, business associates or competitors of the Company, and may include employment conflicts should employees accept an additional job while employed by Northwest Bancorporation or its subsidiaries. The appearance of a conflict of interest may be just as damaging to the Company’s reputation as though it were real.

All directors, officers, employees and agents are expected to objectively consider their actions and question whether or not a reasonable, disinterested observer (a customer, a supplier, a shareholder, a federal/state regulator, an acquaintance, or a government official) would have any grounds to believe:

•	The confidential nature of account relationships has been breached.

•	Fiduciary responsibilities are handled in a less than prudent manner.

•	Business is done with the Company only on the basis of friendships, family ties, gift receiving or giving, or to curry favors with special interest groups or leverage the Company’s customer base to one’s own arbitrary and exclusive financial advantage.

•	The Company’s name is used as leverage by the directors, officers, employees, agents, attorneys or their family members to enhance their own opportunities when dealing with others in their political or personal activities.

•	The needs of the public are not considered in making business decisions.

In the event a potential conflict of interest arises involving an officer, employee or agent of the Company, its nature and extent shall be fully disclosed in writing immediately to the President or Chairman of the Board, who will make a thorough review of the circumstances and determine the appropriate action to be taken.

In the event a potential conflict of interest does arise involving a member of the Board of Directors, its nature and extent shall be fully disclosed to the Executive Committee, whose members, after making a thorough review of the circumstances, will determine the appropriate action to be taken.

FIDUCIARY APPOINTMENTS

Except for a member of an officer’s or employee’s immediate family, prior written approval by the President is required before acceptance by an officer or employee, or employee’s spouse or child, of appointment as fiduciary or co-fiduciary (executor, administrator, guardian or trustee) of customers of the Company, either with the Company or with another person, firm or corporation. Immediate family is defined as spouses, parents, children and/or siblings.

To avoid the appearance of any impropriety, directors and agents must exercise reasonable caution in accepting appointment as a fiduciary or co-fiduciary (executor, administrator, guardian or trustee) of customers of the Company, either with the Company or another person, firm or corporation.

BENEFICIARY (OR LEGACY) UNDER A WILL OR TRUST

All officer and non-officer employees must report in writing to the President any gift to them or to their spouse or children of a beneficial interest or legacy under wills or trusts of customers of the Company, other than a relative, at such time as the employee, spouse or child learns of the designation. The objective of such a notification requirement is to allow for consideration of all the facts in each case to make certain that a reasonable, disinterested third party would not determine that a conflict of interest existed in connection with receipt of the benefits. If this reporting requirement results in a decision that a real or apparent conflict exists or could exist, such employee, spouse or child will be expected to make every effort to be relieved of the expectation of benefit and will probably be required to renounce the gift should it come to him or her by operation of the law. If a beneficial interest or legacy from a non-relative customer of the Company becomes payable to such employee, spouse or child and the early notification procedure set forth above has not been followed, ordinarily, such employee, spouse or child will be required to renounce the gift in the absence of other mitigating circumstances.

LENDING PRACTICES

Lending services are available to serve the legitimate and deserving credit needs of all customers on an equal basis. Loan terms and conditions shall be based solely upon the credit worthiness of the borrowers.

Lending officers are not permitted to process loan applications or extend credit directly or indirectly to members of their immediate family or from which members of their immediate family will benefit. Immediate family is defined as spouses, parents, children and/or siblings. Any such loan applications shall be referred to the Chief Credit Officer for processing. Extending credit to companies in which the lending officer has an interest as a director, officer, controlling person or partner, or in which a member of the lending officer’s immediate family has such an interest, is not permitted.

PARTICIPATION IN PUBLIC AFFAIRS

The Company encourages full awareness and interest in civic and political responsibility on the part of its officers and employees. Each officer and employee shall have the opportunity to support community activities or the political process as he or she desires.

Voluntary efforts for civic activities normally take place outside of regular business hours. If voluntary work requires Company time, prior approval should be obtained from the President or Executive Committee.

Due to legal prohibitions against political activity by banks and business corporations, approval will be denied for the use of normal working time in connection with activities related to a primary or general election for political office or to a political convention or caucus.

In all cases, officers and employees participating in civic or political activities do so as individuals and not as representatives of the Company.

CORPORATE DIRECTORSHIPS, PUBLIC OFFICES AND COMMISSIONS

Directors, officers and employees must be constantly concerned when considering election or appointment to corporate boards, public offices, commissions or service as an officer or director of a nonprofit organization, that serving in such capacity will not place them in a position where a potential conflict of interest may arise or exist. Any questions concerning the propriety of participation in such activities should be brought to the attention of the President. Unless specifically approved in writing by the President and/or Executive Committee, no director, officer or employee shall serve on the board of directors of any nonprofit entity which:

•	Competes with the Company; or

•	Is in substantial default to the Company on any loan contract or other obligation; or

•	Is involved in a substantial controversy or litigation with the Company.

IMPROPER USE OF CORPORATE POSITION OR PROPERTY

PURCHASE OF COMPANY ASSETS

A director, officer, employee or agent of the Company shall not purchase, or be interested in the purchase, directly or indirectly, of any of its assets without the previous consent of the majority of disinterested directors of the Company. If the fair market value of the asset(s) exceeds $10,000, at least ten days prior notice of the sale shall be given in writing to the State Supervisor of Banking.

INVESTMENTS IN STOCKS AND SECURITIES

Directors, officers, employees and agents are free to invest in stocks at their discretion; but speculation, excessive borrowing or gambling are inconsistent with your positions and are not condoned. The Company will sometimes permit, on an exceptional basis, margin accounts involving securities for those representatives who have requested appropriate permission. However, since commodity trading is highly volatile, no officer or employee is permitted to operate a commodity margin account.

INSIDER TRADING

Insider trading involves both the legal and illegal conduct of corporate insiders (officers, directors, and employees) buying and selling stock in their own companies. When officers and directors trade in their own securities, they must report their trades to the Securities and Exchange Commission (SEC). Illegal insider trading refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, nonpublic information about the security. An insider trades on the basis of material, nonpublic information if the insider is aware of the material, nonpublic information when making the purchase or sale. The SEC permits insiders to trade in certain specified circumstances where it is clear that the information they are aware of is not a factor in the decision to trade. Officers, directors and employees OF Northwest Bancorporation and its subsidiaries must comply with SEC insider trading regulations and are prohibited from purchasing or selling shares of Northwest Bancorporation, Inc. if the trade is based on material, nonpublic information. In addition, insiders are prohibited from providing material, nonpublic information about the Company to anyone other than an insider.

GIFTS AND PREFERENTIAL TREATMENT

Unless permitted to do so pursuant to one of the exceptions listed below, no director, officer, employee or agent may (a) solicit for themselves or any third party (other than the Company itself) anything of value from anyone in return for business, service or confidential information of the Company; or (b) accept anything of value from anyone in connection with the business of the Company, either before or after a transaction is discussed or consummated.

The Company expects employees to render efficient and courteous service to its customers at all times without expectation of reward for such service. To avoid even the implication of impropriety, it is important that each employee and employee’s spouse or child decline any gifts or preferential treatment, the acceptance of which would raise even the slightest doubt of improper influence.

The Company recognizes that situations occur when it would be appropriate for a director, officer, employee or agent to make exceptions to the general prohibition and to accept items of value or preferential treatment. Such exceptions are limited to:

•	Acceptance of a bona fide salary, wages, fees or other compensation paid in the usual course of business, so long as not prohibited by another portion of this policy.

•	Acceptance of gifts, gratuities, amenities or favors based on obvious family or personal relationships (such as those with the parents, children or spouses of the Company representative), when the circumstances make it clear that it is those relationships, rather than Company business, which are motivating factors.

•	Acceptance of meals, refreshments, travel arrangements or accommodations or entertainment, all of $100 or less in value, in the course of a meeting or other bona fide business discussion or to foster better business relations provided that the business expense would be paid for by the Company as a reasonable expense if not paid for by another party.

•	Acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities of bank representatives, such as home mortgage loans, except where otherwise prohibited by law.

•	Acceptance of advertising or promotional material of reasonable value, such as pens, pencils, note pads, key chains, calendars and similar items.

•	Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers.

•	Acceptance of gifts of no more than $100 in value related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, Christmas or Bar Mitzvah.

•	Acceptance of civic, charitable, educational or religious organizational awards of no more than $100 in value for recognition of service and accomplishment.

In addition to the foregoing, reference is made to state and federal regulations which limit the acceptance of gifts, commissions, gratuities or bonuses with particular reference to RCW 30.12.110 and RCW30.12.115.

The Company may approve, on a case-by-case basis, other circumstances not identified above in which a Company representative may accept anything of value in connection with Company business. The approval will only be made in writing on the basis of a full written disclosure of all relevant facts to the President, or in the case of a director, to the Executive Committee. If a Company representative is offered or receives something of value beyond what is authorized in this Code of Ethics, the representative must disclose that fact to the President, or in the case of a director, to the Executive Committee.

COMMUNITY INVOLVEMENT

Federal and state laws prohibit or restrict participation in certain political processes by the Company, including the use of its property, equipment, supplies and facilities. It is illegal to use Company funds for the purpose of making contributions or expenditures in connection with elections to any state, local or federal office.

Laws regarding political contributions are not intended to discourage staff members from making personal contributions to candidates or political parties of their choice. No pressure, either direct or indirect, will be used by the Company which infringes on an employee’s right to decide to whom political contributions will be made.

IMPROPER TRANSACTIONS AND PAYMENTS

It is commonly recognized that there is a direct correlation between illegal or improper payments and inaccurate records. To guarantee the accuracy of the Company’s books and records, the following principles shall be observed:

•	All transactions or conduct of Company business must be properly reflected in the Company’s books.

•	No secret or unrecorded funds of Company money or other assets may be established or maintained.

•	Any payment is prohibited if no record of its disbursement is entered into the Company’s accounting records.

•	Making false or fictitious entries in the books or records of the Company or issuing false or misleading documents is prohibited and in most circumstances will constitute a criminal offense.

•	No items may be taken for safekeeping unless they are fully and completely identified, of a legal nature, and that written evidence of title is provided prior to acceptance.

ANTITRUST COMPLIANCE

RELATIONSHIP WITH COMPETITORS

The antitrust laws are intended to preserve and foster the American economic system of free enterprise, by assuring energetic but fair competition among business firms, and to prevent business activity that results in undue or unfair restraint on competition, the formations of monopolies and various undesirable business practices.

In providing its full range of financial services, the Company engages in vigorous, yet fair and open competition. All directors, officers and employees are expected to observe the highest standards of ethical conduct in relationships with competitors. It is the Company’s policy to emphasize the quality and competence of services and staff rather than to criticize those of competitors.

Directors, officers, employees and agents of the Company are prohibited from entering into arrangements with competitors for the purpose of setting or controlling prices, rates, trade practices, marketing polices or disclosing to competitors future plans of the Company which have not been disclosed generally to the public.

TIE-INS AND EXECUTIVE DEALINGS

Antitrust laws require that the Company may not in any manner extend credit, lease or sell property of any kind, furnish any services, or fix or vary the consideration of any of the foregoing on the condition or requirement that:

•	The customer obtain some additional credit, property or service other than those banking services normally provided; or

•	The customer obtain any additional service from the Company; or

•	The customer provide some additional service to the Company; or

•	The customer not obtain some service from a competitor of the Company.

The Company’s personnel must be alert to recognize situations, transactions and activities actually or potentially affected by antitrust laws. Individuals should promptly refer any questionable matters for guidance and resolution to the President or Executive Committee.

ADMINISTRATION OF THE CODE OF ETHICS

The Board of Directors has adopted this Code of Ethics and delegated the responsibility for its administration to its Board of Directors and the President. The Board of Directors and the President understand their responsibilities for the administration of the Code of Ethics and will consider appropriate recommendations for on-going training and awareness; document any exceptions to this Code of Ethics should they become aware of them; maintain consistent standards for investigation of suspected or reported violations of this Code of Ethics; and periodically review the Code of Ethics to ensure that it is comprehensive, judicious, and reflects the current organizational structure and business practices of Northwest Bancorporation, Inc. and its subsidiaries.

It is the responsibility of each Company representative to be familiar with the Code of Ethics and to abide by the letter and spirit of its provisions at all times. All directors and employees will be provided with a copy of the Code of Ethics at the time of their orientation. All representatives must acknowledge the Code of Ethics in writing as well as any future material changes made to it. Periodically, officers and other personnel in the administrative or otherwise sensitive positions may be required to submit a statement of personal interest as evidence of their continued compliance with the Code of Ethics. The Board of Directors, management and supervisors are expected to make every effort to ensure compliance with the provisions of the Code of Ethics.

This Code of Ethics has been approved and adopted by the Board of Directors of Northwest Bancorporation, Inc. and Inland Northwest Bank at a regular board meeting held on December 16, 2003.